VRINGO ANNOUNCES 2013 SECOND QUARTER RESULTS AND STOCKHOLDER UPDATE

NEW YORK — August 8, 2013 — Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property and mobile technologies, today announced financial and operating results for the second quarter ended June 30, 2013 and a stockholder update.

Second Quarter Financial and Operating Results

▪	As of June 30, 2013 we had approximately $46 million of cash and short-term investments. We expect these funds will be sufficient to support our current operations and allow timely execution of our business plans.

▪	Our average monthly use of cash from operations for the six months ended June 30, 2013 was approximately $1.8 million.

▪	In the second quarter ended June 30, 2013, we recorded revenues of approximately $1.2 million that relate to a license and settlement agreement and Vringo mobile products.

▪	Our net loss was approximately $11 million and $23 million for the three and six months ended June 30, 2013, respectively, or $0.13 per basic share and $0.27 per basic share for the three and six months ended June 30, 2013, respectively, mainly attributable to the following:

1.	Cash used in operations of approximately $6.1 million and $10.9 million for the three and six months ended June 30, 2013, respectively. These costs relate to the ongoing litigation against Google, ZTE Corporation and other planned lawsuits, as well as general and administration expenses. An update on our active litigations appears below.
2.	Non-cash costs of approximately $6 million and $12 million for the three and six months ended June 30, 2013, respectively. These costs represent amortization and depreciation of patents and technology, stock based compensation and the revaluation of warrants.

Litigation Update

I/P Engine v. AOL, Google et al. Litigation

Our wholly-owned subsidiary I/P Engine's case against AOL, Google and others is proceeding in U.S. District Court and the Court of Appeals for the Federal Circuit.

On November 6, 2012, a jury in U.S. District Court in Norfolk, Virginia ruled in favor of I/P Engine and against the defendants with respect to the defendants' infringement of the asserted claims of U.S. Patent Nos. 6,314,420 and 6,775,664.  After upholding the validity of the patents-in-suit, and determining that the asserted claims of the patents were infringed by the defendants, the jury found that reasonable royalty damages should be based on a "running royalty," and that the running royalty rate should be 3.5%.  The jury also awarded I/P Engine a total of approximately $30.5 million.  On November 20, 2012, the clerk entered the District Court's final judgment.

I/P Engine and the defendants have appealed the case to the Court of Appeals for the Federal Circuit.  AOL, Google et al. filed their opening brief on July 22, 2013, and the brief is publicly available on PACER.  I/P Engine's brief is due on September 3, 2013.

On August 1, 2013, the District Court found that I/P Engine is entitled to supplemental damages from October 1, 2012 to November 20, 2012; prejudgment interest from September 15, 2011 to November 20, 2012; and post-judgment interest for Defendants' infringement. The amounts for each of the foregoing shall be determined by the District Court.

I/P Engine's motion for an award of post-judgment royalties is pending in the District Court.

Google has submitted requests to the United States Patent and Trademark Office for ex parte reexamination of certain claims of the two asserted patents. On July 24, 2013, the USPTO issued a notice that it will issue a certificate confirming that all of the claims in the '420 patent challenged by Google remain valid and unchanged. The '664 patent remains subject to reexamination.

Vringo Infrastructure v. ZTE Litigation

As of today, our wholly-owned subsidiary Vringo Infrastructure has filed cases against ZTE Corporation's subsidiaries in four countries with patents from seven distinct patent families.

▪	In the United Kingdom, Vringo Infrastructure filed two cases and asserted three patents in each case related to both infrastructure equipment and handsets. The first trial is expected in the second half of 2014.
▪	In Germany, Vringo Germany GmbH asserted two patents related to infrastructure equipment. The hearing on infringement is scheduled for October 15, 2013.
▪	In France, Vringo Infrastructure asserted two patents related to infrastructure equipment. A scheduling hearing was held on June 25, 2013 and a trial date is forthcoming.
▪	In Australia, Vringo Infrastructure asserted two patents related to infrastructure equipment, handsets and tablets. The pleadings should be completed by mid-October of 2013.

On May 15, 2013, Vringo Infrastructure provided ZTE with a term sheet providing for the terms under which it would license its standard essential patents. The term sheet can be found here: http://bit.ly/1c2ZqHH.

On July 3, 2013, Vringo Infrastructure learned that the Patent Reexamination Board of the Patent Office of the People's Republic of China upheld the validity of one of its patents that ZTE sought to invalidate through re-examination.

Near Term Strategic Objectives

"Vringo management is focused on driving licensing revenue, building our intellectual property portfolio, and continued development of technology areas around our existing patents," said Andrew D. Perlman, Chief Executive Officer of Vringo.

"We plan to expand our existing enforcement efforts in the United States and internationally.  In addition, we have identified an extensive list of potential licensees and will seek to monetize our portfolios through licensing and litigation efforts in the near term."

"We continue to grow our intellectual property assets by creating new technology and related patent applications as well as further development of existing patent applications.  We continue to review additional intellectual property assets through our highly selective and disciplined due diligence processes.  In the past several months, we have reviewed and declined over fifty patent portfolios that do not meet our standards.  We are looking to acquire only high value assets when we can do so with minimal or no dilution to our existing shareholders. We expect that our strong balance sheet, management team and structure will allow us to continue to execute on our business plan. We look forward to achieving the milestones that we have set for the company through the remainder of 2013.” Mr. Perlman continued.

Further Information on I/P Engine v. AOL, Google et al. Litigation

The U.S. District Court proceedings are pending in the Eastern District of Virginia, Norfolk Division.  The case number is 2:11cv512RAJ.  Appellate proceedings are pending in the United States Court of Appeals for the Federal Circuit.  The docket number is 13-1307.  The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

The '664 Patent remains subject to reexamination proceedings at the USPTO.  Documents regarding USPTO proceedings are publicly available on the Patent Application Information Retrieval website, http://portal.uspto.gov/pair/PublicPair.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property and mobile technologies. Vringo's intellectual property portfolio consists of over 500 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies. The patents and patent applications have been developed internally, and acquired from third parties. Vringo operates a global platform for the distribution of mobile social applications and services. For more information, visit: www.vringoIP.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on NASDAQ; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com